Exhibit 99.2

Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated and combined financial statements and the accompanying notes included Exhibit 99.1 to this Form 8-K. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs and involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed in Item 1A. Risk Factors and "Forward-Looking Statements" included within the Annual Report on Form 10-K for the fiscal year ended September 26, 2014, which was filed on November 24, 2014.

Overview
We are a global specialty biopharmaceutical and medical imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and medical imaging agents. Therapeutic areas of focus include autoimmune and rare disease specialty areas (including neurology, rheumatology, nephrology and pulmonology), along with pain and attention-deficit hyperactivity disorder ("ADHD") for prescription by office- and hospital-based physicians. We also support the diagnosis of disease with nuclear medicine and contrast imaging. Our products are found in almost every hospital, standalone diagnostic imaging center or pharmacy in the United States ("U.S.") and we have a commercial presence in approximately 65 countries. We believe our experience in the acquisition and management of highly regulated raw materials; deep regulatory expertise; and specialized chemistry, formulation and manufacturing capabilities, have created compelling competitive advantages that we anticipate will sustain future revenue growth.
During the first quarter of fiscal 2015, the integration of Questcor Pharmaceuticals, Inc. ("Questcor") was substantially completed. With this, and given the increased significance of the Specialty Brands business to our results and the expected long-term growth of this business as compared to the Specialty Generics business, we have changed our reportable segments. We now present the Specialty Brands and Specialty Generics businesses as reportable segments, along with the continued presentation of Global Medical Imaging as a reportable segment. We historically presented the Specialty Brands and Specialty Generics businesses within the Specialty Pharmaceuticals segment. Prior year amounts have been recast to conform to current presentation. The three reportable segments are further described below:

•	Specialty Brands produces and markets branded pharmaceuticals and biopharmaceuticals;

•
Specialty Generics produces specialty generic pharmaceuticals and active pharmaceutical ingredients ("API") consisting of biologics, medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients; and

•	Global Medical Imaging manufactures and markets contrast media and delivery systems ("CMDS") and radiopharmaceuticals (nuclear medicine).

For further information on our business and products, refer to Business included within Exhibit 99.3 to this Form 8-K.

Significant Events
Separation from Covidien
Mallinckrodt plc was incorporated in Ireland on January 9, 2013 for the purpose of holding the Pharmaceuticals business of Covidien plc ("Covidien"). On June 28, 2013, Covidien shareholders of record received one ordinary share of Mallinckrodt for every eight ordinary shares of Covidien held as of the record date, June 19, 2013, and the Pharmaceuticals business of Covidien was transferred to Mallinckrodt plc, thereby completing its legal separation from Covidien ("the Separation").
Our consolidated and combined financial statements reflect the consolidated financial position of Mallinckrodt plc and its subsidiaries as an independent publicly-traded company for periods subsequent to June 28, 2013, and as a combined reporting entity of Covidien, including operations relating to Covidien's Pharmaceuticals business, for periods prior to June 28, 2013. Our results for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included with our fiscal 2013 results, may not be indicative of our future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had we operated as an independent, publicly-traded company for the entirety of the periods presented, including as a result of changes in our capitalization in connection with the Separation. The combined financial statements for periods prior to June 28, 2013 include expense allocations related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and share-based compensation. The amounts allocated were $39.6 million and $49.2 million in fiscal 2013 and 2012, respectively. Management considers the bases on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented; however, the allocations may not reflect the expense we would have incurred as an independent, publicly-traded company. These allocations have not recurred following the completion of the Separation on June 28, 2013, as we have been performing these functions using our own resources or purchased services, certain of which are being provided by Covidien during a transitional period pursuant to a transition services agreement dated June 28, 2013, between us and Covidien, particularly in relation to areas outside the U.S. The terms and prices on which such services are rendered may not be as favorable as those allocated to us by Covidien. We expect to substantially reduce the level of service provided by Covidien in fiscal 2015 as we have substantially completed the implementation of information systems in jurisdictions outside the U.S and terminated the transition services agreement during the first quarter of fiscal 2015.

Acquisitions
In August 2014, we acquired Questcor, a high-growth biopharmaceutical company, for total consideration of approximately $5.9 billion ("the Questcor Acquisition"). The acquisition was funded through an issuance of approximately 57 million common shares, proceeds from the issuance of $900.0 million aggregate principle of senior unsecured notes, proceeds from the issuance of $700.0 million senior secured term loan facility, $150.0 million of cash from a receivable securitization program and cash on hand. Questcor is focused on the treatment of patients with serious, difficult-to-treat autoimmune and rare diseases. Questcor's primary product, H.P. Acthar® Gel (repository corticotropin injection) ("Acthar"), is an injectable drug that is approved by the U.S. Food and Drug Administration ("FDA") for use in 19 indications, including the areas of neurology, rheumatology, nephrology and pulmonology. Questcor also supplies specialty contract manufacturing services to the global pharmaceutical and biotechnology industry through its wholly-owned subsidiary, BioVectra Inc. The Questcor Acquisition is expected to provide a strong and sustainable platform for future revenue and earnings growth primarily within our Specialty Brands segment. The consolidated statement of income for fiscal 2014 included $122.9 million of net sales for Acthar.
In March 2014, we acquired Cadence Pharmaceuticals, Inc. ("Cadence"), a biopharmaceutical company focused on commercializing products principally for use in the hospital setting for approximately $1.3 billion ("the Cadence Acquisition"). The acquisition was primarily funded through a $1.3 billion senior secured term loan credit facility. Cadence's sole product, OFIRMEV® (acetaminophen) injection ("Ofirmev"), is a proprietary intravenous formulation of acetaminophen for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics and the reduction of fever. The Cadence Acquisition added a growth product to the Specialty Brands product portfolio and provides us with an opportunity to expand its reach into the adjacent hospital market, in which Cadence had established a presence. The consolidated statement of income for fiscal 2014 included $124.4 million of net sales for Ofirmev.
In October 2012, we acquired CNS Therapeutics, Inc. ("CNS Therapeutics"), a specialty pharmaceutical company focused on developing and commercializing intrathecal products for site-specific administration to the central nervous system to treat neurological disorders and intractable chronic pain, for total consideration, net of cash acquired, of $95.0 million. Gablofen (baclofen injection), the primary product of CNS Therapeutics, is indicated for use in the management of severe spasticity of cerebal or spinal origin in patients age four years and above. The acquisition of CNS Therapeutics expanded our branded pharmaceuticals portfolio and supports our strategy of leveraging our therapeutic expertise and core capabilities in manufacturing, regulatory and commercialization to serve patients. The consolidated and combined statements of income for fiscal 2014 and 2013 included $32.9 million and $29.2 million of net sales, respectively, of intrathecal products added to our portfolio with this acquisition.

License of Intellectual Property
We were involved in patent disputes with a counterparty relating to certain intellectual property relevant to extended-release oxymorphone. In December 2013, the counterparty agreed to pay us an upfront cash payment of $4.0 million and contractually obligated future payments of $8.0 million through July 2018, in exchange for the withdrawal of all claims associated with the intellectual property and a license to utilize our intellectual property. We completed the earnings process associated with the agreement and recorded an $11.7 million gain, included within gain on divestiture and license, during fiscal 2014.

Divestitures
During fiscal 2011, we sold the rights to market TussiCaps™ extended-release capsules ("TussiCaps"), a cough suppressant, for an upfront cash payment of $11.5 million. As a result of this transaction, we recorded an $11.1 million gain. The purchaser also may be obligated to make contingent payments to us of up to $11.5 million from December 31, 2011 through September 30, 2015, payable in equal quarterly installments until such time as a new competitive generic product is introduced into the market. In addition, we would receive a $1.0 million contingent payment if certain sales targets are achieved over the same time period. We received $2.9 million of contingent payments during fiscal 2014, 2013 and 2012.

Royalty and Milestone Payments
We are required to pay royalties and milestone payments for various product acquisitions and license agreements we entered into with third parties. We incurred royalty expense of $72.0 million, $51.6 million and $48.4 million in fiscal 2014, 2013 and 2012, respectively, under our product acquisitions and license agreements, including those discussed below.
We acquired the exclusive development and commercialization rights to Ofirmev in the U.S. and Canada, as well as the rights to the patents and technology. Under this license agreement, we may be obligated to make future milestone payments of up to $25.0 million upon the achievement of certain levels of net sales, in addition to on-going royalties on the sales of the product.
For EXALGO® (hydromorphone HCl) ("Exalgo"), we are obligated to make additional payments based on the successful completion of specified development and regulatory milestones payments of up to $73.0 million based on the successful completion of specified development and regulatory milestones. Through fiscal 2014, $65.0 million of additional payments have been made, with $55.0 million being capitalized as an intangible asset. We are also required to pay royalties on sales of the product. In January 2014, we purchased royalty rights associated with Exalgo for $7.2 million, which have been classified as an intangible asset.
In fiscal 2009, we entered into a licensing agreement to utilize Depomed Inc.'s Acuform™ gastric retentive drug delivery technology for the exclusive development of four products. Under this license agreement, we may be obligated to pay up to $64.0 million in development milestone payments. Through fiscal 2014, approximately $22.0 million of these payments have been made by us. During fiscal 2014, upon approval by the FDA for Xartemis XR, we made a milestone payment of $10.0 million, which was capitalized as an intangible asset. In addition, subsequent to FDA's acceptance of our New Drug Application ("NDA") for MNK-155 in July 2014, we made a milestone payment of $5.0 million, which was expensed as incurred as it was made prior to regulatory approval. During fiscal 2013 and 2012, milestone payments of $5.0 million and an insignificant amount, respectively, were expensed as incurred as they were also made prior to regulatory approval. In addition, an insignificant amount of royalties have been paid through fiscal 2014.
In 2009, we also entered into a licensing agreement which granted rights to market and distribute PENNSAID® (diclofenac sodium topical solution 1.5% w/w ("Pennsaid") and Pennsaid (diclofenac sodium topical solution 2% w/w) ("Pennsaid 2%"). We were responsible for all future development activities and expenses and were required to make milestone payments of up to $120.0 million based upon the successful completion of specified regulatory and sales milestones. Through fiscal 2014, $15.0 million of these payments were made, all of which were capitalized as an intangible asset as the payment related to the fiscal 2010 FDA approval of the Pennsaid NDA. We were also required to pay royalties on sales of the products under this agreement. During the fourth quarter of fiscal 2014, we reached an agreement in principle with Nuvo Research Inc. ("Nuvo") to settle various claims associated with our license of Pennsaid. As part of the legal settlement, we agreed to return the license to Nuvo, which resulted in the Company recording an impairment of $11.1 million during the fourth quarter of fiscal 2014.

Nuclear Imaging
In November 2012, the High Flux Reactor ("HFR") in the Netherlands, one of two primary reactors we utilize, experienced an unscheduled shutdown. We were able to receive increased target irradiations from the two other reactors and purchased additional molybdenum-99 ("Mo-99") from other sources to continue meeting customer orders; however, the additional Mo-99 we procured from alternative sources came at a higher than normal cost. The HFR resumed production in June 2013.

In October 2013, the HFR experienced another unscheduled shutdown. In addition, our own Mo-99 processing facility in the Netherlands also experienced a shutdown. We received increased target irradiations from other reactors, purchased additional Mo-99 from other sources and outsourced Mo-99 processing to continue meeting customer orders; however, the additional Mo-99 and processing services we procured from alternative sources came at a higher than normal cost. The HFR resumed production of medical isotopes and irradiation of materials in February 2014 and the Mo-99 processing facility resumed production in April 2014. Ongoing increased raw material and manufacturing costs will limit our ability to return the Global Medical Imaging segment to historical operating margins.

Lower Passaic River Environmental Reserve
On April 11, 2014, the U.S. Environmental Protection Agency ("EPA") issued its revised Focused Feasibility Study ("FFS"), with remedial alternatives to address cleanup of the lower 8-mile stretch of the Lower Passaic River Study Area ("the River"), which also included a "no action" option. The EPA estimates the cost for the alternatives range from $365.0 million to $3.2 billion. The EPA's preferred approach would involve bank-to-bank dredging of the lower 8-mile stretch of the River and installing an engineered cap at a discounted, estimated cost of $1.7 billion. Based on the issuance of the EPA's revised FFS, we recorded a $23.1 million accrual in the second quarter of fiscal 2014 representing our estimate of our allocable share of the joint and several remediation liability resulting from this matter. Despite the issuance of the revised FFS, there are many uncertainties associated with the final agreed upon remediation and our allocable share of the remediation. Given those uncertainties, the amounts accrued may not be indicative of the amounts for which will be ultimately responsible and will be refined as events in the remediation process occur.

Business Factors Influencing the Results of Operations
Products
In March 2014, the FDA approved our NDA for XARTEMIS™ XR (oxycodone HCl and acetaminophen) Extended-Release Tablets ("Xartemis XR"), for the management of acute pain severe enough to require opioid treatment and in patients for whom alternative treatment options are ineffective, not tolerated or would otherwise be inadequate. Xartemis XR is the first and only extended-release oral combination of oxycodone and acetaminophen. In February 2014, we were granted a patent from the U.S. Patent and Trademark Office ("USPTO"), which contains composition claims directed to unique design, formulation, pharmacokinetic and release characteristics of Xartemis XR. Pursuant to the terms of our licensing agreement, we paid and capitalized as an intangible asset, a $10.0 million milestone payment to Depomed, Inc., in connection with the FDA approval of Xartemis XR. Xartemis XR received FDA approval and was launched in March 2014.
In December 2012, we received approval from the FDA to manufacture Methylphenidate HCl extended-release tablets USP (CII) ("Methylphenidate ER"), a generic version of the branded CONCERTA® (methylphenidate HCl) Extended -Release Tablets, a registered trademark of Alza Corporation, for the treatment of ADHD in 27 mg, 36 mg and 54 mg dosages. We held a 180-day exclusivity period for each of the 27 mg, 36 mg and 54 mg dosage strengths, which began upon the commercial launch of each dosage strength. We launched the 27 mg dosage strength upon FDA approval during the first quarter of fiscal 2013 and launched the 36 mg and 54 mg dosage strengths during the second quarter of fiscal 2013. In July 2013, a competitor received FDA approval to manufacture all strengths of Methylphenidate ER and entered the marketplace. As our exclusivity has expired, other competitors may also enter the market for Methylphenidate ER. Net sales of Methylphenidate ER were $209.6 million and $148.3 million in fiscal 2014 and 2013, respectively. We expects that the FDA's action to reclassify our Methylphenidate ER products will significantly impact net sales and operating income unless the FDA revises its decision.
In August 2012, the FDA approved a 32 mg tablet of Exalgo, which further expanded the patient population that Exalgo can effectively treat with a single daily dose. The 8 mg, 12 mg and 16 mg dosages of Exalgo were approved by the FDA in March 2010 for the treatment of chronic pain in opioid-tolerant patients requiring continuous around-the-clock opioid analgesia for an extended amount of time; and have shown significant prescription growth since launch in April 2010. Exalgo was granted marketing exclusivity in the U.S. as a prescription medicine through March 2013 and is protected by two Orange Book-listed patents for a method of treating moderate to severe pain. In May 2014, we launched an authorized generic version of Exalgo and shortly thereafter a competitor entered the market. Net sales of Exalgo were $76.1 million, $126.1 million and $91.9 million in fiscal 2014, 2013 and 2012, respectively. We expect sales of Exalgo, across both the branded and authorized generic product, to decrease in fiscal 2015 compared with net sales in fiscal 2014.

We completed two acquisitions that added Ofirmev and Acthar to our product portfolio in fiscal 2014. Net sales in fiscal 2014 from these products was $247.3 million. As a result of these transactions, we increased the value of inventory on-hand at the acquisition dates to its fair value and recorded approximately $6.9 billion in intangible assets primarily related to the completed technology associated with Ofirmev and Acthar. Our fiscal 2014 cost of sales, includes $25.7 million of expense recognition associated with the fair value adjustment of acquired inventory and $121.0 million of amortization associated with these intangible assets. Additionally, we incurred and expensed $65.1 million of transaction costs in fiscal 2014 associated with these transactions, which are reflected in SG&A in our consolidated statement of income. We expect net sales of these products to increase in fiscal 2015 due to inclusion of the full year of net sales.

Restructuring Initiatives
Following the Separation, we have focused on realigning our cost structure due to the changing nature of our business and looked for opportunities to achieve operating efficiencies. As such, in July 2013 our board of directors approved a restructuring program in the amount of $100.0 million to $125.0 million that is expected to occur over a two to three-year period, from the approval of the program, with a two-year cost recovery period. Through September 26, 2014, we incurred restructuring charges of $89.4 million under our July 2013 program which are primarily expected to generate savings within our selling, general and administrative expenses. In addition to the July 2013 program, we have taken restructuring actions to generate synergies from our fiscal 2014 acquisitions.
During fiscal 2014, 2013 and 2012, we incurred restructuring and related charges, net, of $129.1 million, $35.8 million and $19.2 million, respectively, which included accelerated depreciation costs of $0.5 million, $2.6 million and $8.0 million, respectively. The restructuring charges incurred during fiscal 2014 primarily related to employee severance and benefits across both our segments, consulting costs and non-cash charges. The non-cash charges included $25.7 million of asset impairments, most notably associated with the termination of a related-party supply agreement, and $35.1 million of accelerated share based compensation associated with Questcor unvested equity awards that were converted to Mallinckrodt awards at the date of the Questcor Acquisition. Restructuring charges in fiscal 2013 and 2012 primarily related to severance and employee benefit costs across our segments.

Research and Development Investment
We expect to continue to invest in research and development ("R&D") activities, as well as enter into license agreements to supplement our internal R&D initiatives. We intend to focus our R&D investments in the specialty pharmaceuticals area, specifically investments to support our Specialty Brands segment, where we believe there is the greatest opportunity for growth and profitability.
Specialty Brands. We devote significant R&D resources for our branded products. A number of our branded products are protected by patents and have enjoyed market exclusivity. Our R&D strategy focuses on the development of extended-release opioid products with abuse deterrent properties and expanding the opportunities for existing products by documenting and publishing clinical experience and evidence that support health economic and patient outcomes. MNK-155 has completed Phase III clinical trials and our NDA filing was accepted for review by the FDA in May 2014. We have received notice of allowance from the USPTO related to composition claims directed to unique design, formulation, pharmacokinetic and release characteristics for MNK-155.
In accordance with a Pediatric Research Equity Act requirement included in the NDA approval for Ofirmev, Cadence began enrolling patients in 2012 in a post-marketing efficacy study of Ofirmev in infants and neonates. The data from this study will be used to satisfy a formal written request Cadence received from the FDA under Section 505A of the U.S. Food, Drug and Cosmetic Act that was made as part of the approval process for Ofirmev. The FDA has agreed to an August 2015 due date for completion of this study. Upon timely completion and acceptance by the FDA of the data from this study, Ofirmev may be eligible for an additional six months of marketing exclusivity in the U.S. The FDA is also currently reviewing a supplemental NDA that Cadence submitted in December 2013, which would enable us to offer Ofirmev in flexible intravenous bags.
Specialty Generics. In regard to specialty generic product development, we are focused on controlled substances with difficult-to-replicate pharmacokinetic profiles. As of September 26, we had various Abbreviated New Drug Applications on file with the FDA. In addition, we are focused on process improvements to increase yields and reduce costs.
Global Medical Imaging. Our R&D efforts in our Global Medical Imaging segment are focused on driving efficiency and regulatory compliance throughout CMDS and Nuclear Imaging.

Results of Operations
Fiscal Year Ended September 26, 2014 Compared with Fiscal Year Ended September 27, 2013

Net Sales
Net sales by geographic area are as follows (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
U.S.	$1,899.8	$1,518.7	25.1%
Europe, Middle East and Africa	394.0	404.3	(2.5)
Other	246.6	281.5	(12.4)
Net sales	$2,540.4	$2,204.5	15.2

Net sales in fiscal 2014 increased $335.9 million, or 15.2%, to $2,540.4 million, compared with $2,204.5 million in fiscal 2013. This increase was primarily attributable to increased net sales in our Specialty Generics segment, driven by strategic initiatives on certain specialty controlled substance generics and increased Methylphenidate ER net sales. Specialty Brands net sales also contributed to the increase due to net sales of the newly acquired Acthar and Ofirmev. These increases were partially offset by a decrease in CMDS net sales. For further information on changes in our net sales, refer to "Business Segment Results" within this Exhibit.

Operating Income
Gross profit. Gross profit for fiscal 2014 increased $178.2 million, or 17.4%, to $1,203.1 million, compared with $1,024.9 million in fiscal 2013. The increase in gross profit primarily resulted from increased net sales from strategic initiatives and a further shift in net sales to the higher margin Specialty Brands segment, including the newly acquired Acthar and Ofirmev products. These increases were partially offset by a $126.9 million increase in amortization primarily associated with Acthar and Ofirmev, $25.7 million of expense recognition associated with the fair value adjustment of acquired Acthar and Ofirmev inventory, a $16.7 million increase in inventory provision expense and higher raw material costs in the Global Medical Imaging segment, including the unscheduled shutdowns of our Mo-99 processing facility and the HFR that supplies us with Mo-99. Gross profit margin was 47.4% during fiscal 2014, compared with 46.5% during fiscal 2013. The fiscal 2014 profit margin includes the increased amortization and expense recognition of inventory fair value adjustments.
Selling, general and administrative expenses. Selling, general and administrative expenses for fiscal 2014 were $842.1 million, compared with $609.9 million for fiscal 2013, an increase of $232.2 million, or 38.1%. The increase primarily resulted from higher internal and third-party expenses associated with being an independent, publicly-traded company, $93.0 million from the inclusion of selling, administration and integration costs associated with Acthar and Ofirmev, $65.1 million of transaction costs associated with our fiscal 2014 acquisitions, a $23.1 million environmental remediation charge, and $29.6 million of higher selling expenses in our Specialty Brands segment related to the launch of Xartemis XR and Pennsaid 2%. These increases were partially offset by benefits from restructuring actions and certain prior year costs that did not recur in fiscal 2014. In fiscal 2013, selling, general and administrative expenses included higher legal settlement costs and $39.6 million of allocations from Covidien for general corporate expenses. These allocations are generally consistent with functions we have developed in our corporate build-out and ceased following the completion of the Separation on June 28, 2013. Selling, general and administrative expenses were 33.1% of net sales for fiscal 2014 and 27.7% of net sales for fiscal 2013.
Research and development expenses. R&D expenses increased $1.2 million, or 0.7%, to $166.9 million in fiscal 2014, compared with $165.7 million in fiscal 2013. As products, such as Xartemis XR, Pennsaid 2% and MNK-155, moved toward or through the FDA review process, we devoted additional resources to other potential products in our R&D pipeline and the continued pursuit of abuse-deterrent labeling for Xartemis XR. As a percentage of our net sales, R&D expenses were 6.6% and 7.5% in fiscal 2014 and 2013, respectively.

Separation costs. During fiscal 2014 and 2013, we incurred separation costs of $9.6 million and $74.2 million, respectively, primarily related to legal, accounting, tax and other professional fees. Separation costs were higher in the prior year period as we approached and completed the Separation on June 28, 2013. We have continued to incur costs related to the Separation as a result of our transition services agreement with Covidien, our costs to implement information and accounting systems, share-based compensation related to the conversion of Covidien awards to Mallinckrodt awards, and other transitional costs; however, these costs are not expected to recur at historical levels.
Restructuring and related charges, net. During fiscal 2014, we recorded $129.1 million of restructuring and related charges, net, of which $0.5 million related to accelerated depreciation and was included in cost of sales. The remaining $128.6 million primarily related to severance and benefits across all our segments, consulting costs and non-cash charges. The non-cash charges included $25.7 million of asset impairments, most notably associated with the termination of a related-party supply agreement, and $35.1 million of accelerated share based compensation associated with Questcor unvested equity awards that were converted to Mallinckrodt awards at the date of the Questcor Acquisition. During fiscal 2013, we recorded restructuring and related charges, net of $35.8 million, of which $2.6 million related to accelerated depreciation and was included in cost of sales. The remaining $33.2 million primarily related to severance and employee benefits costs incurred across all our segments.
Non-restructuring impairment charges. During fiscal 2014, we recorded $355.6 million of non-restructuring impairment charges. The charges consisted of $219.7 million associated with impairment of goodwill in the Global Medical Imaging Segment and $65.9 million and $52.4 million of property, plant & equipment and intangible asset impairments, respectively, of assets included within our CMDS asset group. These impairment charges are partially the result of receiving notification that we lost preferred supplier status with a significant GPO and that we terminated a related-party supply contract, both of which occurred in the fourth quarter of fiscal 2014. Further, the Company recorded other impairments of $17.6 million, which primarily relate to the the impairment of Pennsaid intangibles upon the return of our product rights to Nuvo as part of a fourth quarter legal settlement.
Gain on divestiture and license. During fiscal 2014 and 2013, we recorded gains on divestiture and license of $15.6 million and $2.9 million, respectively. The $15.6 million gain recorded during fiscal 2014 primarily resulted from an $11.7 million gain from the license of extended-release oxymorphone intellectual property to a third-party.

Non-Operating Items
Interest expense and interest income. During fiscal 2014 and fiscal 2013, net interest expense was $81.1 million and $19.2 million, respectively. Net interest expense is primarily attributable to our $900.0 million issuance of senior unsecured notes in April 2013, $1.3 billion of debt associated with our March 2014 acquisition of Cadence and approximately $1.8 billion of debt associated with our August 2014 acquisition of Questcor. Interest expense during 2014 and 2013 includes $7.7 million and $1.1 million, respectively, of non-cash interest expense.
Other income, net. During fiscal 2014 and 2013, we recorded other income, net of $1.8 million and $0.8 million, respectively, which represents miscellaneous items, including gains and losses on intercompany financing foreign currency transactions and related hedging instruments.
Provision for income taxes. In fiscal 2014, we recognized an income tax benefit of $44.8 million on a loss from continuing operations before income taxes of $363.4 million. In fiscal 2013, income tax expense was $68.6 million on income from continuing operations before income taxes of $126.4 million. Our effective tax rate was 12.3% compared with 54.3% for fiscal 2014 and 2013, respectively. Our effective tax rate for fiscal 2014 was impacted by only receiving a $17.4 million tax benefit on $74.7 million of transaction and Separation costs, $39.4 million of tax benefit associated with $129.1 million of restructuring costs, $8.5 million of tax benefit associated with accrued income tax liabilities and uncertain tax positions, $12.4 million of tax benefit associated with the favorable rate difference between non-U.S. and U.S. jurisdictions (excluding impact of below referenced impairments), $4.8 million of tax benefit associated with the U.S. Domestic Manufacturing Deduction, a $20.0 million expense associated with an adjustment to the Company’s wholly owned partnership investment, and a $45.3 million tax benefit associated with the $355.6 million impairment of tangible and intangible assets and goodwill. Our effective tax rate for fiscal 2013 was impacted by only receiving a $4.2 million tax benefit on $74.2 million of separation costs due to the tax-free status of the Separation, $13.3 million of expense associated with uncertain tax positions, $2.5 million of tax benefit associated with the U.S. Domestic Manufacturing Deduction and $2.2 million of tax benefit associated with the favorable rate difference between non-U.S. and U.S. jurisdictions, which includes the benefit of intercompany debt transferred to the Company at the Separation.

Income (loss) from discontinued operations, net of income taxes. We recorded a $0.7 million loss and $1.0 million gain on discontinued operations, net of income taxes, during fiscal 2014 and 2013, respectively. These amounts relate to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.

Fiscal Year Ended September 27, 2013 Compared with Fiscal Year Ended September 28, 2012

Net Sales
Net sales by geographic area are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
U.S.	$1,518.7	$1,350.2	12.5%
Europe, Middle East and Africa	404.3	411.0	(1.6)
Other	281.5	295.0	(4.6)
Net sales	$2,204.5	$2,056.2	7.2

Net sales in fiscal 2013 increased $148.3 million, or 7.2%, to $2,204.5 million, compared with $2,056.2 million in fiscal 2012. This increase was primarily driven by increased sales within our Specialty Brands and Specialty Generics segments resulting from the launch of Methylphenidate ER, increased sales of Exalgo and the addition of GABLOFEN® (baclofen injection) ("Gablofen") to our product portfolio in early fiscal 2013. These increases were partially offset by decreased sales in both our CMDS and Nuclear Imaging businesses. For further information on changes in our net sales, refer to "Business Segment Results" within this Exhibit.

Operating Income
Gross profit. Gross profit for fiscal 2013 increased $60.1 million, or 6.2%, to $1,024.9 million, compared with $964.8 million in fiscal 2012. The increase in gross profit primarily resulted from higher net sales in the current year period, in addition to a favorable product mix from increased sales of our higher margin pharmaceutical products. These factors were offset by increased manufacturing and raw material costs, primarily attributable to the unscheduled shutdown of the HFR that supplies us with Mo-99. Gross margin was 46.5% in fiscal 2013, compared with 46.9% in fiscal 2012.
Selling, general and administrative expenses. Selling, general and administrative expenses for fiscal 2013 were $609.9 million, compared with $551.7 million for fiscal 2012, an increase of $58.2 million, or 10.5%. The increase primarily resulted from $70.6 million of costs in the current year period related to the build-out of our corporate infrastructure, compared with $10.7 million in the prior year period. Selling, general and administrative expenses were 27.7% of net sales for fiscal 2013, compared with 26.8% of net sales for fiscal 2012. Selling, general and administrative expenses include allocations from Covidien of $39.6 million and $49.2 million in fiscal 2013 and 2012, respectively, for general corporate expenses. These expenses are generally consistent with functions we have developed in our corporate build-out and ceased following the completion of the Separation on June 28, 2013. Fiscal 2013 included minimal launch expenses related to Xartemis XR and Pennsaid 2%.
Research and development expenses. R&D expenses increased $21.6 million, or 15.0%, to $165.7 million in fiscal 2013, compared with $144.1 million in fiscal 2012. The increase in R&D expenses is primarily attributable to increased development activities related to our MNK-155, Pennsaid 2% and intrathecal products. The increase in R&D also reflects a $5.0 million milestone payment related to acceptance of the Xartemis XR NDA for priority review by the FDA. As a percentage of our net sales, R&D expenses were 7.5% and 7.0% fiscal 2013 and 2012, respectively.
Separation costs. During fiscal 2013 and 2012, we incurred separation costs of $74.2 million and $25.5 million, respectively, primarily related to legal, accounting, tax and other professional fees. Separation costs were higher in fiscal 2013 as we approached and completed the Separation on June 28, 2013.

Restructuring and related charges, net. During fiscal 2013, we recorded $35.8 million of restructuring and related charges, net, of which $2.6 million related to accelerated depreciation and was included in cost of sales. The remaining $33.2 million primarily related to severance and employee benefits costs incurred across all our segments. During fiscal 2012, we recorded restructuring and related charges, net of $19.2 million, of which $8.0 million related to accelerated depreciation and was included in cost of sales. The remaining $11.2 million primarily related to severance and employee benefit costs incurred in the Global Medical Imaging segment.
Gain on divestitures. During fiscal 2013, we recorded gains of $2.9 million related to the sale of the rights to market TussiCaps.

Non-Operating Items
Interest expense and interest income. During fiscal 2013, net interest expense was $19.2 million. Net interest expense is primarily attributable to our $900 million issuance of senior unsecured notes in April 2013. Interest expense during fiscal 2013 includes $1.1 million non-cash interest expense.
Other income, net. During fiscal 2013 and 2012, we recorded other income, net, of $0.8 million and $1.0 million, respectively, which represents miscellaneous items, including gains and losses on intercompany financing foreign currency transactions and related hedging instruments.
Provision for income taxes. Income tax expense was $68.6 million and $94.8 million on income from continuing operations before income taxes of $126.4 million and $236.1 million for fiscal 2013 and 2012, respectively. Our effective tax rate was 54.3% and 40.2% for fiscal 2013 and 2012, respectively. Our effective tax rate for fiscal 2013 was impacted by only receiving a $4.2 million tax benefit on $74.2 million of separation costs due to the tax-free status of the Separation, $13.3 million of expense associated with uncertain tax positions, and an $11.6 million benefit associated with intercompany debt transferred to the Company at the Separation. Our effective tax rate for fiscal 2012 was impacted by only receiving $1.8 million of tax benefit on $25.5 million of separation costs due to the tax-free status of the Separation and recognizing $2.3 million of expense associated with uncertain tax positions.
Loss from discontinued operations, net of income taxes. We recorded a $1.0 million gain and $6.7 million loss on discontinued operations, net of income taxes, during fiscal 2013 and 2012, respectively. These amounts relate to indemnification obligations to the purchaser of our Specialty Chemicals business (formerly known as Mallinckrodt Baker), which was sold during fiscal 2010.

Business Segment Results
The businesses included within our Specialty Brands, our Specialty Generics and our Global Medical Imaging segments are described below:

Specialty Brands

•	includes branded pharmaceuticals drugs, primarily for pain management, and a biopharmaceutical drug for autoimmune and rare diseases.

Specialty Generics

•	produces specialty generic pharmaceuticals and API consisting of biologics, medicinal opioids, synthetic controlled substances, acetaminophen and other active ingredients.

Global Medical Imaging

•	Contrast Media and Delivery Systems develops, manufactures and markets contrast media for diagnostic imaging applications, and power injectors to allow delivery of contrast media.

•	Nuclear Imaging manufactures and markets radioactive isotopes and associated pharmaceuticals used for the diagnosis and treatment of disease.

Management measures and evaluates our operating segments based on segment net sales and operating income. Management excludes corporate expenses from segment operating income. In addition, certain amounts that management considers to be non-recurring or non-operational are excluded from segment operating income because management evaluates the operating results of the segments excluding such items. These items include revenues and expenses associated with sales of products to Covidien, intangible asset amortization, net restructuring and related charges, non-restructuring impairments and separation costs. Although these amounts are excluded from segment operating income, as applicable, they are included in reported consolidated and combined operating income and in the reconciliations presented below. Selected information by business segment is as follows:

Fiscal Year Ended September 26, 2014 Compared with Fiscal Year Ended September 27, 2013

Net Sales
Net sales by segment are shown in the following table (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
Specialty Brands	$413.5	$206.4	100.3%
Specialty Generics	1,199.4	1,011.2	18.6
Global Medical Imaging	881.5	935.7	(5.8)
Net sales of operating segments	2,494.4	2,153.3	15.8
Other (1)	46.0	51.2	(10.2)
Net sales	$2,540.4	$2,204.5	15.2

(1)	Represents products that were sold to Covidien.

Specialty Brands. Net sales for fiscal 2014 increased $207.1 million, or 100.3%, to $413.5 million, compared with $206.4 million for fiscal 2013. The increase in net sales was primarily driven by $124.4 million of net sales of Ofirmev and $122.9 million of net sales from Acthar. These increases were partially offset by a $50.0 million decrease in branded Exalgo as we launched an authorized generic version and a competitor entered the market.

Net sales for Specialty Brands by geography are as follows (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
U.S.	$413.1	$206.4	100.1%
Europe, Middle East and Africa	0.4	—	—
Other	—	—	—
Net sales	$413.5	$206.4	100.3

Net sales for Specialty Brands by key products are as follows (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
Exalgo	$76.1	$126.1	(39.7)%
Ofirmev	124.4	—	—
Acthar	122.9	—	—
Other	90.1	80.3	12.2
Specialty Brands	$413.5	$206.4	100.3

Specialty Generics. Net sales for fiscal 2014 increased $188.2 million, or 18.6%, to $1,199.4 million, compared with $1,011.2 million for fiscal 2013. The increase in net sales was primarily driven by $157.4 million of increased net sales from other controlled substances and oxycodone-related products resulting from certain strategic initiatives that offset lower volume and a $61.3 million increase in Methylphenidate ER from favorable comparisons due to timing of the product launch in fiscal 2013. These increases were partially offset by a $40.6 million decrease in hydrocodone-related products due to lower pricing from competitive pressures.

Net sales for Specialty Generics by geography are as follows (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
U.S.	$1,071.9	$891.5	20.2%
Europe, Middle East and Africa	103.0	104.1	(1.1)
Other	24.5	15.6	57.1
Net sales	$1,199.4	$1,011.2	18.6

Net sales for Specialty Generics by key products are as follows (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
Methylphenidate ER	$209.6	$148.3	41.3%
Oxycodone (API) and oxycodone-containing tablets	155.2	139.0	11.7
Hydrocodone (API) and hydrocodone-containing tablets	99.4	140.0	(29.0)
Other controlled substances	584.5	443.3	31.9
Other	150.7	140.6	7.2
Specialty Generics	$1,199.4	$1,011.2	18.6

Global Medical Imaging. Net sales for fiscal 2014 decreased $54.2 million, or 5.8%, to $881.5 million compared with $935.7 million for fiscal 2013. The decrease was primarily driven by a $48.3 million decline in net sales of CMDS products, which were impacted by certain restructuring actions aimed at improving profitability. Nuclear sales decreased only slightly despite supply chain disruptions in the current year. During the fourth quarter of fiscal 2014, we received notification that we lost preferred supplier status with a significant GPO which may negatively impact Global Medical Imaging net sales in fiscal 2015.

Net sales for Global Medical Imaging by geography are as follows (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
U.S.	$414.7	$418.2	(0.8)%
Europe, Middle East and Africa	290.6	300.2	(3.2)
Other	176.2	217.3	(18.9)
Net sales	$881.5	$935.7	(5.8)
Net sales for Global Medical Imaging by key products are as follows (dollars in millions):

	Fiscal Year
	2014	2013	Percentage Change
Optiray™	$284.0	$318.5	(10.8)%
Other	165.8	179.6	(7.7)
Contrast Media and Delivery Systems	449.8	498.1	(9.7)
Nuclear Imaging	431.7	437.6	(1.3)
Global Medical Imaging	$881.5	$935.7	(5.8)

Operating Income
Operating income by segment and as a percentage of segment net sales for fiscal 2014 and 2013 is shown in the following table (dollars in millions):

	Fiscal Year
	2014		2013
Specialty Brands	$(50.6)	(12.2)%	$(36.2)	(17.5)%
Specialty Generics	617.4	51.5	347.9	34.4
Global Medical Imaging	47.1	5.3	112.3	12.0
Segment operating income	613.9	24.6	424.0	19.7
Unallocated amounts:
Corporate and allocated expenses	(241.4)		(133.8)
Intangible asset amortization	(162.3)		(35.4)
Restructuring and related charges, net (1)	(129.1)		(35.8)
Non-restructuring impairment charges	(355.6)		—
Separation costs	(9.6)		(74.2)
Total operating (loss) income	$(284.1)		$144.8

(1)	Includes restructuring-related accelerated depreciation of $0.5 million and $2.6 million for fiscal 2014 and 2013, respectively.

Specialty Brands. Operating loss for fiscal 2014 increased $14.4 million to $50.6 million, compared with $36.2 million for fiscal 2013. Our operating margin improved to negative 12.2% for fiscal 2014, compared with negative 17.5% for fiscal 2013. The most significant impact to the Specialty Brands segment was associated with the inclusion of Acthar and Ofirmev, which were acquired in August 2014 and March 2014, respectively. The increased loss was attributable to higher costs of sales attributable to Acthar and Ofirmev, including $25.7 million of expense recognition associated with the fair value adjustment of acquired Acthar and Ofirmev inventory. The Specialty Brands segment experienced a $160.9 million increase in selling, general and administrative costs that includes $91.4 million of costs associated with the inclusion of Acthar and Ofirmev and higher expenses associated with the launch of Xartemis XR. These higher expenses were partially offset by the $207.1 million increase in Specialty Brands net sales in fiscal 2014 compared with 2013.

Specialty Generics. Operating income for fiscal 2014 increased $269.5 million to $617.4 million, compared with $347.9 million for fiscal 2013. Our operating margin increased to 51.5% for fiscal 2014, compared with 34.4% for fiscal 2013. The increase in operating income and margin was primarily due to benefits from strategic initiatives on certain specialty controlled substance generic products. In addition, the Specialty Generics segment recognized an $11.7 million gain on the license of intellectual property to a third-party.
Global Medical Imaging. Operating income for fiscal 2014 decreased $65.2 million to $47.1 million, compared with $112.3 million for fiscal 2013. Our operating margin decreased to 5.3% for fiscal 2014, compared with 12.0% for fiscal 2013. The decrease in operating income was attributable to lower net sales, increased nuclear manufacturing and raw material costs and higher regulatory compliance costs. Our increased nuclear manufacturing and raw material costs were most significantly impacted by the unscheduled shutdowns of our Mo-99 processing facility and the HFR that supplies us with Mo-99, which decreased operating income by approximately $21.0 million compared to the prior year period. These increases were partially offset by a $23.1 million decrease in selling, general and administrative expenses primarily attributable to benefits from restructuring actions. Ongoing materials and manufacturing costs and lower net sales will very likely limit our ability to return the Global Medical Imaging segment to historical operating margins.
Corporate and allocated expenses. Corporate and allocated expenses were $241.4 million and $133.8 million for fiscal 2014 and 2013, respectively. The increase primarily resulted from $65.1 million of transaction costs associated with our Questcor and Cadence acquisitions, a $23.1 million environmental remediation charge, increased internal and third-party costs of being an independent publicly-traded company, which was partially offset by certain prior year costs that did not recur in fiscal 2014. We were allocated general corporate expenses of $39.6 million during fiscal 2013 for certain services provided by Covidien. These allocations ceased in periods following the completion of the Separation on June 28, 2013.

Fiscal Year Ended September 27, 2013 Compared with Fiscal Year Ended September 28, 2012

Net Sales
Net sales by segment are shown in the following table (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
Specialty Brands	$206.4	$156.4	32.0%
Specialty Generics	1,011.2	848.8	19.1
Global Medical Imaging	935.7	996.8	(6.1)
Net sales of operating segments	2,153.3	2,002.0	7.6
Other (1)	51.2	54.2	(5.5)
Net sales	$2,204.5	$2,056.2	7.2

(1)	Represents products that were sold to Covidien.

Specialty Brands. Net sales for fiscal 2013 increased $50.0 million, or 32.0%, to $206.4 million, compared with $156.4 million for fiscal 2012. The increase in net sales was primarily driven by a $34.2 million increase in net sales of Exalgo, which was aided by the launch of the 32 mg dosage in August 2012.

Net sales for Specialty Brands by geography are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
U.S.	$206.4	$156.4	32.0%
Europe, Middle East and Africa	—	—	—
Other	—	—	—
Net sales	$206.4	$156.4	32.0

Net sales for Specialty Brands by key products are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
Exalgo	$126.1	$91.9	37.2%
Ofirmev	—	—	—
Acthar	—	—	—
Other	80.3	64.5	24.5
Specialty Brands	$206.4	$156.4	32.0

Specialty Generics. Net sales for fiscal 2013 increased $162.4 million, or 19.1%, to $1,011.2 million, compared with $848.8 million for fiscal 2012. The increase in net sales was primarily driven by $148.3 million of sales from the launch of Methylphenidate ER during fiscal 2013.
Net sales for Specialty Generics by geography are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
U.S.	$891.5	$724.2	23.1%
Europe, Middle East and Africa	104.1	108.7	(4.2)
Other	15.6	15.9	(1.9)
Net sales	$1,011.2	$848.8	19.1

Net sales for Specialty Generics by key products are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
Methylphenidate ER	$148.3	$—	—%
Oxycodone (API) and oxycodone-containing tablets	139.0	144.1	(3.5)
Hydrocodone (API) and hydrocodone-containing tablets	140.0	130.5	7.3
Other controlled substances	443.3	439.5	0.9
Other	140.6	134.7	4.4
Specialty Generics	$1,011.2	$848.8	19.1

Global Medical Imaging. Net sales for fiscal 2013 decreased $61.1 million, or 6.1%, to $935.7 million compared with $996.8 million for fiscal 2012. Net sales of CMDS products decreased $43.9 million, and were negatively impacted by the effects of commoditization in mature markets. Net sales of nuclear products decreased $17.2 million, primarily due to additional sales opportunities during fiscal 2012 that resulted from challenges a competitor faced in supplying the market.
Net sales for Global Medical Imaging by geography are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
U.S.	$418.2	$466.8	(10.4)%
Europe, Middle East and Africa	300.2	302.3	(0.7)
Other	217.3	227.7	(4.6)
Net sales	$935.7	$996.8	(6.1)

Net sales for Global Medical Imaging by key products are as follows (dollars in millions):

	Fiscal Year
	2013	2012	Percentage Change
Optiray	$318.5	$352.2	(9.6)%
Other	179.6	189.8	(5.4)
Contrast Media and Delivery Systems	498.1	542.0	(8.1)
Nuclear Imaging	437.6	454.8	(3.8)
Global Medical Imaging	$935.7	$996.8	(6.1)

Operating Income
Operating income by segment and as a percentage of segment net sales for fiscal 2013 and 2012 is shown in the following table (dollars in millions):

	Fiscal Year
	2013		2012
Specialty Brands	$(36.2)	(17.5)%	$(75.0)	(48.0)%
Specialty Generics	347.9	34.4	237.8	28.0
Global Medical Imaging	112.3	12.0	214.3	21.5
Segment operating income	424.0	19.7	377.1	18.8
Unallocated amounts:
Corporate and allocated expenses	(133.8)		(69.9)
Intangible asset amortization	(35.4)		(27.3)
Restructuring and related charges, net (1)	(35.8)		(19.2)
Separation costs	(74.2)		(25.5)
Total operating income	$144.8		$235.2

(1)	Includes restructuring-related accelerated depreciation of $2.6 million and $8.0 million for fiscal 2013 and 2012, respectively.

Specialty Brands. Operating loss for fiscal 2013 decreased $38.8 million to $36.2 million, compared with $75.0 million for fiscal 2012. Our operating margin improved to negative 17.5% for fiscal 2013, compared with negative 48.0% for fiscal 2012. The decrease in operating income and margin improvement was primarily due to increased sales of higher margin products, such as Exalgo.
Specialty Generics. Operating income for fiscal 2013 increased $110.1 million to $347.9 million, compared with $237.8 million for fiscal 2012. Our operating margin increased to 34.4% for fiscal 2013, compared with 28.0% for fiscal 2012. The increase in operating income and margin was primarily due to increased sales of higher margin products, such as Methylphenidate ER.

Global Medical Imaging. Operating income for fiscal 2013 decreased $102.0 million to $112.3 million, compared with $214.3 million for fiscal 2012. Our operating margin decreased to 12.0% for fiscal 2013, compared with 21.5% for fiscal 2012. The decrease in operating income was attributable to lower net sales, discussed previously, increased manufacturing and raw material costs and the effects of a renegotiated customer contract in the U.S., partially offset by a decrease in selling, general and administrative expenses. Our operating margin was most significantly impacted by higher raw material costs from the unscheduled shutdown of the HFR that supplies us with Mo-99.
Corporate and allocated expenses. Corporate and allocated expenses were $133.8 million and $69.9 million for fiscal 2013 and 2012, respectively. The increase primarily resulted from $70.6 million of costs related to the build-out of our corporate infrastructure during the current year period compared with $10.7 million during the prior year period. In addition to corporate infrastructure build-out costs, we were allocated general corporate expenses of $39.6 million and $49.2 million during fiscal 2013 and 2012, respectively, for certain functions provided by Covidien. These allocations ceased in periods following the completion of the Separation on June 28, 2013.

Liquidity and Capital Resources
Significant factors driving our liquidity position include cash flows generated from operating activities, financing transactions, capital expenditures and cash paid in connection with acquisitions and license agreements. Historically, we have typically generated, and expect to continue to generate, positive cash flow from operations. Through June 28, 2013, as part of Covidien, our cash was swept regularly by Covidien at its discretion. Covidien also funded our operating and investing activities as needed prior to the Separation. The cash and cash equivalents held by Covidien at the corporate level were not specifically identifiable or otherwise allocable to us and, as such, were not reflected on the combined balance sheets for dates prior to June 28, 2013. Cash flows related to financing activities prior to the Separation reflect changes in Covidien's investments in us. Transfers of cash to and from Covidien were reflected as a component of parent company investment within parent company equity on our combined balance sheets through June 28, 2013. Our cash flows for periods prior to June 28, 2013, may not be indicative of our future performance and do not necessarily represent the cash flows that would have been generated had we operated as an independent, publicly-traded company for the entirety of the periods presented.
Effective June 28, 2013, we are no longer participating in cash management and funding arrangements with Covidien and our ability to fund our capital needs is impacted by our ongoing ability to generate cash from operations and access to capital markets. We believe that our future cash from operations, borrowing capacity under our revolving credit facility and access to capital markets will provide adequate resources to fund our working capital needs, capital expenditures and strategic investments.
In fiscal 2015, we expect our total capital expenditures to be in the range of $130 million to $150 million. While we intend to fund these capital expenditures with cash generated from operations, we also have an undrawn $250 million revolving credit facility. At September 26, 2014, we had capital expenditure commitments of $6.3 million.
A summary of our cash flows from operating, investing and financing activities is provided in the following table (dollars in millions):

	Fiscal Year
	2014	2013	2012
Net cash provided by (used in):
Operating activities	$373.4	$135.9	$255.8
Investing activities	(2,890.8)	(234.7)	(152.2)
Financing activities	2,953.9	373.0	(103.6)
Effect of currency exchange rate changes on cash and cash equivalents	(4.2)	1.3	—
Net increase in cash and cash equivalents	$432.3	$275.5	$—

Operating Activities
Net cash provided by operating activities was $373.4 million for fiscal 2014 was primarily attributable to income from continuing operations, as adjusted for non-cash items, and a $66.9 million inflow from net investment in working capital. The working capital inflow was primarily driven by a $56.0 million decrease in inventory as we reduced inventory levels in fiscal 2014 and a $110.5 million increase in other accrued liabilities. The increase in other accrued liabilities includes higher incentive compensation reserves, current year accruals for unpaid legal settlements and higher accrued interest balances reflecting our fiscal 2014 financing transactions, all of which were offset by declines in accrued branded rebates following the introduction of generic alternatives to Exalgo. These increases were offset by $54.8 million in payments to taxing authorities, a $51.3 million increase in accounts receivable driven by increased net sales and a $32.9 million decrease in accounts payable after completing our fiscal 2014 acquisitions.
Net cash provided by operating activities of $135.9 million for fiscal 2013 was primarily attributable to income from continuing operations, as adjusted for non-cash items, partially offset by a $79.0 million outflow from net investment in working capital. The working capital outflow was primarily driven by a $181.2 million increase in accounts receivable and a $16.0 million outflow in other working capital accounts, partially offset by a $60.7 million increase in income taxes payable, which was substantially settled through parent company investment, a $27.7 million decrease in inventory and a $22.6 million increase in accrued and other liabilities. The increase in accounts receivable was primarily attributable to the fact that $95.6 million of accounts receivable in certain jurisdictions outside the U.S. were retained by Covidien through parent company investment, which is included within the financing section of the consolidated and combined statement of cash flows.
Net cash provided by operating activities of $255.8 million for fiscal 2012 was primarily attributable to income from continuing operations, as adjusted for non-cash items, partially offset by a $25.4 million outflow from net investments in working capital. The working capital outflow was primarily driven by a $62.8 million increase in inventory and a $38.7 million decrease in accrued and other liabilities, partially offset by a $79.4 million increase in income taxes payable, the latter of which was recorded in parent company investment. A build-up of inventory in advance of a planned plant closure contributed to the increase in inventory, while environmental payments contributed to the decrease in accrued and other liabilities.

Investing Activities
Net cash used in investing activities increased $2,656.1 million to $2,890.8 million for fiscal 2014, compared with $234.7 million for fiscal 2013. The increase primarily resulted from fiscal 2014 payments, net of cash acquired, of $1,490.5 million and $1,286.0 million related to the acquisition of Questcor and Cadence, respectively, and $17.3 million for the acquisition of other intangible assets; compared with an $88.1 million payment made during fiscal 2013 to acquire CNS Therapeutics. This net increase was partially offset by a $29.5 million increase in other cash inflows, which include proceeds from the sale of investments and assets, and a $20.1 million decrease in capital expenditures in fiscal 2014 compared with fiscal 2013.
Net cash used in investing activities increased $82.5 million to $234.7 million for fiscal 2013, compared with $152.2 million for fiscal 2012. This increase primarily resulted from an $88.1 million payment made during fiscal 2013 to acquire CNS Therapeutics and a $3.7 million increase in capital expenditures. These increases were partially offset by a $13.2 million payment in fiscal 2013 to acquire rights to Roxicodone.

Financing Activities
Net cash provided by financing activities was $2,953.9 million for fiscal 2014, compared with net cash provided by financing activities of $373.0 million for fiscal 2013. The $2,580.9 million increase in cash provided by financing activities resulted from the receipt of $2,971.5 million of cash proceeds from the issuance of external debt used to fund the Cadence and Questcor acquisitions, net of debt financing costs, compared with $886.1 million from the issuance of debt in the prior year. This net increase was partially offset by a $33.5 million increase in debt and capital lease repayments, primarily related to debt assumed in the Cadence acquisition, and prior year net transfers to Covidien of $515.9 million, which reflected the remittance of the net proceeds from the issuance of debt partially offset by funding of the CNS Therapeutics, Inc. acquisition and funding of capital expenditures.
Net cash provided by financing activities was $373.0 million for fiscal 2013, compared with net cash used in financing activities of $103.6 million for fiscal 2012. The $476.6 million increase in cash provided by financing activities resulted from the receipt of $886.1 million of cash proceeds from the issuance of debt, net of debt financing costs, partially offset by a $411.9 million increase in net transfers to Covidien. This increase was attributable to remitting the net proceeds from the issuance of debt partially offset by the initial cash capitalization, funding of higher capital expenditures and funding of the CNS Therapeutics acquisition.

Inflation
Inflationary pressures have had an adverse effect on us through higher raw material and fuel costs, primarily in our Global Medical Imaging segment as noted previously. We have entered into commodity swap contracts in the past to mitigate the impact of rising prices and may do so in the future. If these contracts are not effective or we are not able to achieve price increases on our products, we may continue to be impacted by these increased costs.

Foreign Currency
Certain net sales and costs of our international operations are denominated in the local currency of the respective countries. As such, profits from these subsidiaries may be impacted by fluctuations in the value of these local currencies relative to the U.S. dollar. We also have significant intercompany financing arrangements that may result in gains and losses in our results of operations. In an effort to mitigate the impact of currency exchange rate effects we may hedge certain operational and intercompany transactions; however, our hedging strategies may not fully offset gains and losses recognized in our results of operations.

Concentration of Credit and Other Risks
Financial instruments that potentially subject us to concentrations of credit risk primarily consist of accounts receivable. We generally do not require collateral from customers. A portion of our accounts receivable outside the U.S. includes sales to government-owned or supported healthcare systems in several countries, which are subject to payment delays. Payment is dependent upon the financial stability and creditworthiness of those countries' national economies.

Debt and Capitalization
At September 26, 2014, total debt was $3,972.7 million compared with total debt at September 27, 2013 of $919.8 million. The increase in total debt resulted from financing transactions to fund our fiscal 2014 acquisitions. The total debt at September 26, 2014 is comprised of $1,990.3 million of variable rate term loans, $1,830.6 million of fixed rate instruments, $150.0 million of borrowings under a variable rate receivable securitization program and $1.8 million of capital lease obligations. The variable rate term loan interest rates are based on LIBOR, subject to minimum LIBOR level of 0.75%, with interest payments generally expected to be payable every 90 days and requires quarterly principal payments equal to 0.25% of the original principal amount. As of September 26, 2014 our fixed rate instruments have a weighted-average interest rate of 5.07% and pay interest at various dates throughout the fiscal year. Our receivable securitization program bears interest based on one month LIBOR plus a rate margin of 0.80% and has a capacity of $160.0 million that may, subject to certain conditions, be increased to $300.0 million.
At September 26, 2014, $21.2 million of our total debt is classified as current as these payments are expected to be made within the next fiscal year.
In addition to the additional borrowing capacity under our receivable securitization program, we have a $250.0 million revolving credit facility. At September 26, 2014, we had no borrowings or letters of credit outstanding against our revolving credit facility. As such the entire $250.0 million under the revolving credit facility is available for borrowing.
As of September 26, 2014, we were, and expect to remain, in compliance with the provisions and covenants associated with our Credit Agreement, the Notes and our other debt agreements.
Additional discussion of the related to our debt is presented in Note 12 of Notes to the Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K.

Capitalization
Shareholders' equity was $4,958.0 million, at September 26, 2014, compared with $1,255.6 million, at September 27, 2013. The increase in shareholder's equity is primarily attributable to the issuance of approximately 57 million shares to the former shareholders of Questcor, which increased shareholders' equity by $3,979.6 million. The remaining differences are comprised of share-based compensation, share option exercises, fiscal year 2014 net loss and changes in accumulated other comprehensive income.

Dividends

We currently do not anticipate paying any cash dividends for the foreseeable future, as we intend to retain earnings to finance R&D, acquisitions and the operation and expansion of our business. The recommendation, declaration and payment of dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay dividends in the future, there can be no assurance that we will continue to pay such dividends.

Commitments and Contingencies
Contractual Obligations
The following table summarizes our contractual obligations as of September 26, 2014 (in millions):

	Payments Due By Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations	$3,970.9	$19.8	$195.2	$342.8	$3,413.1
Interest on long-term debt obligations (1)	1,185.9	161.0	325.6	309.2	390.1
Capital lease obligations (1)	1.8	1.4	0.4	—	—
Operating lease obligations	95.0	21.5	30.5	18.0	25.0
Purchase obligations (2)	281.2	93.8	123.3	64.1	—
Total contractual obligations	$5,534.8	$297.5	$675.0	$734.1	$3,828.2

(1)
Interest on debt and capital lease obligations are projected for future periods using interest rates in effect as of September 26, 2014. Certain of these projected interest payments may differ in the future based on changes in market interest rates.

(2)	Purchase obligations consist of commitments for purchases of goods and services made in the normal course of business to meet operational and capital requirements.

The preceding table does not include other liabilities of $651.9 million, primarily consisting of obligations under our pension and postretirement benefit plans, unrecognized tax benefits for uncertain tax positions and related accrued interest and penalties, environmental liabilities and asset retirement obligations, because the timing of their future cash outflow is uncertain. The most significant of these liabilities are discussed below.
Non-current income taxes payable, primarily related to unrecognized tax benefits, is included within other income tax liabilities on the consolidated and combined balances sheet and, as of September 26, 2014, was $122.6 million. Payment of these liabilities is uncertain and, even if payments are determined to be necessary, they are subject to the timing of rulings by the Internal Revenue Service of tax positions we take. For further information on income tax related matters, refer to Note 7 of Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K.
As of September 26, 2014, we had net unfunded pension and postretirement benefit obligations of $64.8 million and $52.0 million, respectively. The timing and amounts of long-term funding requirements for pension and postretirement obligations are uncertain. The Company does not anticipate making material involuntary contributions in fiscal 2015, but may elect to make voluntary contributions to its defined pension plans or its postretirement benefit plans during fiscal 2015.
We are involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. These projects relate to a variety of activities, including decontamination and decommissioning of radioactive materials and removal of solvents, metals and other hazardous substances from soil and groundwater. The ultimate cost of cleanup and timing of future cash outlays is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 26, 2014, we believe that it is probable that we will incur investigation and remedial costs of approximately $67.1 million, of which $7.2 million is included in accrued and other current liabilities on our consolidated balance sheet at September 26, 2014. Note 18 of Notes to Consolidated and Combined Financial Statements, included within Exhibit 99.1 to this Form 8-K, provides additional information regarding environmental matters, including asset retirement obligations.

Legal Proceedings
We are subject to various legal proceedings and claims, including patent infringement claims, product liability matters, environmental matters, employment disputes, contractual disputes and other commercial disputes, including those described in

Note 18 of the Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K. Although it is not feasible to predict the outcome of these matters, management believes that their ultimate resolution will not have a material adverse effect on our financial condition, results of operations and cash flows.

Guarantees
In disposing of assets or businesses, we have historically provided representations, warranties and indemnities to cover various risks and liabilities, including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities related to periods prior to disposition. We assess the probability of potential liabilities related to such representations, warranties and indemnities and adjusts potential liabilities as a result of changes in facts and circumstances. We have no reason to believe that these uncertainties would have a material adverse effect on its financial condition, results of operations and cash flows.
In connection with the sale of the Specialty Chemicals business (formerly known as Mallinckrodt Baker) in fiscal 2010, we agreed to indemnify the purchaser with respect to various matters, including certain environmental, health, safety, tax and other matters. The indemnification obligations relating to certain environmental, health and safety matters have a term of 17 years from the sale, while some of the other indemnification obligations have an indefinite term. The amount of the liability relating to all of these indemnification obligations included in other liabilities on our consolidated balance sheet at September 26, 2014 was $16.6 million, of which $13.9 million related to environmental, health and safety matters. The value of the environmental, health and safety indemnity was measured based on the probability-weighted present value of the costs expected to be incurred to address environmental, health and safety claims made under the indemnity. The aggregate fair value of these indemnification obligations did not differ significantly from their aggregate carrying value at September 26, 2014. As of September 26, 2014, the maximum future payments we could be required to make under these indemnification obligations was $71.4 million. We were required to pay $30.0 million into an escrow account as collateral to the purchaser, of which $19.4 million remained in other assets on the consolidated balance sheet at September 26, 2014.
We have recorded liabilities for known indemnification obligations included as part of environmental liabilities, which are discussed in Note 18 of Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K. In addition, we are liable for product performance; however, in the opinion of management, such obligations will not have a material adverse effect on our financial condition, results of operations and cash flows.

Off-Balance Sheet Arrangements
We are required to provide the U.S. Nuclear Regulatory Commission financial assurance demonstrating our ability to fund the decommissioning of our Maryland Heights, Missouri radiopharmaceuticals production facility upon closure, though we do not intend to close this facility. We have provided this financial assurance in the form of surety bonds totaling $57.2 million.
In addition, as of September 26, 2014, we had a $21.1 million letter of credit to guarantee decommissioning costs associated with our Saint Louis, Missouri plant upon closure, though we do not intend to close this facility. As of September 26, 2014, we had various other letters of credit and guarantee and surety bonds totaling $36.2 million.
We exchanged title to $27.4 million of our plant assets in return for an equal amount of Industrial Revenue Bonds ("IRB") issued by Saint Louis County. We also simultaneously leased such assets back from Saint Louis County under a capital lease expiring December 2022, the terms of which provide us with the right of offset against the IRBs. The lease also provides an option for us to repurchase the assets at the end of the lease for nominal consideration. These transactions collectively result in a property tax abatement ten years from the date the property is placed in service. Due to right of offset, the capital lease obligation and IRB asset are recorded net in the consolidated balance sheets. The Company expects that the right of offset will be applied to payments required under these arrangements.
In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility of the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Covidien's remaining business with Covidien, among other indemnities.

Critical Accounting Policies and Estimates
The consolidated and combined financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the U.S. ("GAAP"). The preparation of the consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.

Revenue Recognition
We recognize revenue for product sales when title and risk of loss have transferred from us to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions. We sell products direct to retail pharmacies and end user customers and through distributors who resell the products to retail pharmacies, institutions and end user customers. We establish contracts with wholesalers, chain stores, government agencies, institutions, managed care organizations and group purchasing organizations that provide for rebates, sales incentives, distribution service agreements ("DSAs") fees, fees for services and administration fees. Direct rebates and fees are paid based on direct customer's purchases from us, including DSA fees paid to wholesalers under our DSAs. Indirect rebates and fees are paid based on products purchased from a wholesaler under a contract with us. We enter into agreements with some indirect customers to establish contract pricing for certain products. These indirect customers then independently select a wholesaler from which to purchase the products at these contracted prices. Alternatively, we may enter into agreements with wholesalers at a contract price to offer our products to other indirect customers. Under either arrangement, we provide credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler's invoice price. Such credit is called a chargeback.
When we recognize net sales, we simultaneously record an adjustment to revenue for estimated chargebacks, rebates, product returns and other sales deductions. These provisions are estimated based upon historical experience, estimated future trends, estimated customer inventory levels, current contracted sales terms with customers, level of utilization of our products and other competitive factors. We adjust reserves for rebates and chargebacks, product returns and other sales deductions to reflect differences between estimated and actual experience. Such adjustments impact the amount of sales we recognize in the period of adjustment.
Sales return reserves for new products are estimated and primarily based on our historical sales return experience with similar products, such as those within the same product line or those within the same or similar therapeutic category. In limited circumstances, where the new product is not an extension of an existing product line or where we have no historical experience with products in a similar therapeutic category (such that we cannot reliably estimate expected returns), we would defer recognition of revenue until the right of return no longer exists or until we have developed sufficient historical experience to estimate sales returns. When establishing sales return reserves for new products, we also consider estimated levels of inventory in the distribution channel and projected demand. The following table reflects activity in our sales reserve accounts (dollars in millions):

	Rebates and Chargebacks	Product Returns	Other Sales Deductions	Total
Balance at September 30, 2011	$224.0	$33.9	$13.3	$271.2
Provisions	1,085.9	30.0	41.9	1,157.8
Payments or credits	(1,077.7)	(29.2)	(42.3)	(1,149.2)
Balance at September 28, 2012	232.2	34.7	12.9	279.8
Provisions	1,219.8	37.1	60.0	1,316.9
Payments or credits	(1,194.9)	(21.7)	(57.2)	(1,273.8)
Balance at September 27, 2013	257.1	50.1	15.7	322.9
Provisions	1,668.6	84.5	93.7	1,846.8
Payments or credits	(1,642.5)	(31.3)	(96.0)	(1,769.8)
Acquisitions	30.1	0.5	—	30.6
Balance at September 26, 2014	$313.3	$103.8	$13.4	$430.5

Inventory
Inventories are recorded at the lower of cost or market value, primarily using the first-in, first-out convention. We reduce the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors. If market conditions and actual demands are less favorable than projected, additional inventory write-downs may be required.

Goodwill and Other Intangible Assets
In performing goodwill assessments, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions and market place data. There are inherent uncertainties related to these factors and judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated. We calculate our goodwill valuations using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.
We test goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. We utilize a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. We estimate the fair value of our reporting units through internal analyses and valuation, using an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit's goodwill with its carrying value. To determine the implied fair value of goodwill, we allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill. The results of our annual goodwill impairment test for fiscal 2014 showed that the fair value of our Specialty Brands and Specialty Generics reporting units exceeded their respective carrying values. The fair value of our Global Medical Imaging reporting unit was less than the carrying value of the reporting unit and we recorded a $219.7 million goodwill impairment. The impairment of Global Medical Imaging goodwill was primarily attributable to the fourth quarter of fiscal 2014, as we received notification that we lost preferred supplier status with a significant GPO and that we terminated a related-party supply contract.
For further information our goodwill impairment analysis, refer to Notes 2 and 11 of the Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K.
Intangible assets include completed technology, licenses, trademarks and in-process research and development. We record intangible assets at cost and amortize finite-lived intangible assets, generally using the straight-line method over three to thirty years. When a triggering event occurs, we evaluate potential impairment of finite-lived intangible assets by first comparing undiscounted cash flows associated with the asset to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the assets with their carrying value. The fair value of the intangible asset is estimated using an income approach. If the fair value is less than the carrying value of the intangible asset, the amount recognized for impairment is equal to the difference between the carrying value of the asset and the present value of future cash flows. We assess the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. We considered the fourth quarter 2014 loss of preferred supplier status with a significant GPO and termination of a related-party supply contract to be a triggering event for the CMDS asset group, including an intangible asset. The undiscounted cash flows were less than the carrying value of the CMDS asset group. Therefore, we compared the fair value of the CMDS asset group to its carrying value and recorded impairment charges of $65.9 million and $52.4 million to the property, plant and equipment and long-lived amortizing intangible assets, respectively, included in the CMDS asset group. In the fourth quarter of each year, we test the indefinite-lived intangible assets for impairment by comparing the fair value of the assets, estimated using an income approach, with their carrying value and record an impairment when the carrying value exceeds the fair value.

Contingencies
We are involved, both as a plaintiff and a defendant, in various legal proceedings that arise in the ordinary course of business, including, without limitation, patent infringement, product liability and environmental matters, as further discussed in Note 18 of Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K. Accruals recorded for various contingencies, including legal proceedings, self-insurance and other claims, are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel, internal and/or external technical consultants and actuarially determined estimates. When a range is established but a best estimate cannot be made, we record the minimum loss contingency amount. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are reevaluated each accounting period as additional information becomes available. When we are initially unable to develop a best estimate of loss, we record the minimum amount of loss, which could be zero. As information becomes known, additional loss provisions are recorded when either a best estimate can be made or the minimum loss amount is increased. When events result in an expectation of a more favorable outcome than previously expected, our best estimate is changed to a lower amount. We record receivables from third-party insurers up to the amount of the related liability when we have determined that existing insurance policies will provide reimbursement. In making this determination, we consider applicable deductibles, policy limits and the historical payment experience of the insurance carriers. Receivables are not netted against the related liabilities for financial statement presentation.

Pension and Postretirement Benefits
Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. For our U.S. plans, we use a broad population of Moody's AA-rated corporate bonds to determine the discount rate assumption. All bonds are non-callable, denominated in U.S. dollars and have a minimum amount outstanding of $250 million. This population of bonds was used to generate a yield curve and associated spot rate curve, to discount the projected benefit payments for the U.S. plans. The discount rate is the single level rate that produces the same result as the spot rate curve. For our non-U.S. plans, the discount rate is generally determined by reviewing country- and region-specific government and corporate bond interest rates. A decrease in the discount rate increases the present value of pension benefit obligations and increases pension expense. A 50 basis point decrease in the discount rate would increase our present value of pension obligations by approximately $34.7 million.
We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term return on plan assets. In determining the expected return on pension plan assets, we consider the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors in reaching our conclusions on appropriate assumptions. Our overall investment objective is to obtain a long-term return on plan assets that is consistent with the level of investment risk that is considered appropriate. Investment risks and returns are reviewed regularly against benchmarks to ensure objectives are being met. A 50 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $2.2 million.

Share-Based Compensation
Share-based compensation cost is measured at the grant or modification date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate and expected dividends. Additionally, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. The original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative share-based compensation cost recognized is adjusted accordingly. For more information about our share-based awards, refer to Note 14 of Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K.

Income Taxes
In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.
Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal and international pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we use to manage the underlying businesses.
We determine whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the uncertainty. To the extent a full benefit is not realized on the uncertain tax position, an income tax liability is established. We adjust these liabilities as a result of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. A significant portion of our potential tax liabilities are recorded in non-current income taxes payable, which is included in other liabilities on our consolidated balance sheets, as payment is not expected within one year.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes, however, which would have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.
We believe that we will generate sufficient future taxable income in the appropriate jurisdictions to realize the tax benefits related to the net deferred tax assets on our consolidated balance sheets. However, any reduction in future taxable income, including any future restructuring activities, may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. Our income tax expense recorded in the future may also be reduced to the extent of decreases in our valuation allowances.

Recently Issued Accounting Standards
Refer to Note 3 of Notes to Consolidated and Combined Financial Statements included within Exhibit 99.1 to this Form 8-K for a discussion regarding recently issued accounting standards and their estimated impact on our financial condition, results of operations and cash flows.